EXHIBIT 99.1

Contact: Brainerd Communicators, Inc.

Jennifer Gery (media)

Mike Smargiassi/Ashley Zandy (investors)

212.986.6667

investor.relations@glenayre.com

GLENAYRE TECHNOLOGIES ANNOUNCES ACQUISITION

OF BLACKBURN

- Acquires Largest CD Replicator in the United Kingdom -

NEW YORK – July 21, 2006 - Glenayre Technologies, Inc. (NASDAQ: GEMS), a global provider of messaging solutions through Glenayre Messaging and entertainment products and services through Entertainment Distribution Company, LLC (“EDC”), today announced that EDC has acquired the shares of Deluxe Global Media Services Blackburn Limited (“Blackburn”), a subsidiary of The Rank Group plc, for a purchase price of approximately $6 million in cash, excluding expenses, and subject to customary balance sheet and working capital adjustments.

President and Chief Executive Officer of EDC Jim Caparro stated, “Blackburn is a strategic acquisition that provides us with market leading and profitable operations in one of Europe’s largest music markets. This transaction increases our customer base, expands our geographic reach and allows us to further capitalize on our 10-year agreement with our largest client, Universal Music, by accelerating the reversion of their U.K. volumes. In addition, it allows us to avoid capital expenditures in our Hanover, Germany, location that would have been required to accommodate this volume in 2007. We expect Blackburn will generate annual cash flows from operations in excess of $4 million with margins that are slightly less than EDC’s as a result of its product mix.”

Blackburn, located in Blackburn, England, is the largest CD replicator in the U.K. Its customer base includes Universal Music Group, its largest customer, as well as Demon Music Group, Sanctuary Records Group and Warner Music Group. As part of EDC’s international supply agreement with Universal Music, Blackburn’s Universal Music volumes were scheduled to revert to EDC in 2007.

###

About Glenayre Technologies

Comprised of two divisions, Glenayre Technologies (NASDAQ: GEMS) is a global provider of messaging solutions through the Glenayre Messaging business and entertainment products through Entertainment Distribution Company, LLC (EDC). Headquartered in Atlanta, GA, Glenayre Messaging is an international supplier of next-generation messaging solutions and enhanced services for wireless and wireline carriers and MSO/cable companies. Glenayre Messaging provides solutions for voice, fax and e-mail messaging, including voice mail, video mail, multimedia messaging (MMS), and short message service (SMS). Entertainment Distribution Company is the largest provider of pre-recorded entertainment products, including CDs and DVDs, for Universal Music Group, the world leader in music sales. Headquartered in

New York, EDC’s operations include manufacturing and distribution facilities throughout North America and in Hanover, Germany. For more information, please visit www.glenayre.com.

Safe Harbor Statement

This news release contains statements that may be forward-looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company's current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the Company's most recently filed Annual Report on Form 10-K and the Company's most recently filed Quarterly Report on Form 10-Q. These factors include, but are not limited to potential intellectual property infringement claims; internal control deficiencies, litigation; potential acquisitions and strategic investments; environmental laws and regulations; ability to attract and retain key personnel; volatility of stock price; competition; variability of quarterly results and dependence on key customers; international business risks; sensitivity to economic trends and consumer preferences; increased costs or shortages of raw materials or energy; advances in technology and changes in customer demands; development of digital distribution alternatives including copying and distribution of music and video files; continuation and expansion of third-party agreements; proprietary technology; potential changes in government regulation; potential market changes resulting from rapid technological advances; restructuring activities; variability in production levels; and compliance with Senior Secured Credit Facility covenants. The Company assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.